DWS Core Plus Income










Jun 1- Dec 31 2010










Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total ($)
Amt of
Offering
Amt of
shares Purch
by Fund
% of Offering
Purchased by
Fund
% of Funds
Total Assets
Brokers
Purchased
From
WILLIAMS PARTNERS LP
96950FAG9
11/2/2010
600,000,000
99.99

44,000
0.07

DB, JPM, RBC, MITSUBISHI
UFJ,MIZS, TD, USBI,
WILLIAMS
CS
Citigroup Inc
172967FF3
8/2/2010
2,250,000,000
99.00

3,350,000
0.15

CITI, DB, GS, RBC, UBS,
ALADDIN,BNP, CS,
Intesabci, RBC, SOCIETE,
SUNTRST, TD,
UNICREDIT,WILLIAMS
CITI